Exhibit 10.1

Corporate Headquarters
40W267 Keslinger Road

PO Box 393
LaFox, IL 60147-0393 USA

December 14, 2018

Mr. Trey McIntyre III

4134 Birkshire Heights

Fort Mill, SC 29708

Re:  Amendment 2 to the Employment, Nondisclosure and Non-Compete Agreement Dated June 15, 2015

Dear Trey:

Effective January 6, 2019, RICHARDSON ELECTRONICS, Ltd. ("Employer") and Trey McIntyre (“Employee”) agree to the following changes to the Employment, Nondisclosure and Non-Compete Agreement ("Agreement") between Employer and Employee dated June 15, 2015:

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Article Two, Section 2.01:  Base Salary.  During the Employment Term, the Employer shall pay to Employee an annual base salary (“Base Salary”) at the rate of seventy five thousand dollars ($75,000) (reduced by any applicable withholding), payable in installments as are customary under the Employer’s payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust Employee’s Base Salary from year to year; provided, however, that, except as may be agreed in writing by Employee, the Employer may not decrease the Base Salary. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

For clarity, no other changes to Employee’s Compensation and Benefits shall be modified from the Agreement.  Employee shall continue to receive $1,000 monthly car allowance as well as current health benefits per the terms offered by the Employer to all its employees.

•	We anticipate the Employee shall work 30 hours per week and shall have the flexibility to choose his hours and location of work.
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Section 1, Article 1.03 Duties. Employee shall perform such managerial duties and responsibilities as may be assigned by the Employer’s Executive Vice President, Richardson Healthcare or such other person as the Employer may designate from time to time. Employee will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct, and will follow the supervision and direction of the Executive Vice President, Richardson Healthcare, or such other person as the Employer may designate from time to time, in the performance of such duties and responsibilities. Employee will work to help improve the business and best interests of the Company. Employee will use all reasonable efforts to promote and protect the good name of the Company and will comply with all of his obligations, undertakings, promises, covenants and agreements as set forth in this Agreement. Employee will not, during the Employment Term and for a period of five (5) years following the termination of employment

Phone: 630.208.2200 | Fax: 630.208.2550 | Email: info@rell.com | Web: www.rell.com

(including without limitation by way of resignation), engage in any activity which would have, or reasonably be expected to have, an adverse affect on the Employer’s reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Employer.

•

In Article Four, Non-Compete and Non-Solicitation Covenants, the definition of “Company” shall mean Richardson Healthcare as well as those products and services relating to the healthcare market that may be sold or managed by other Richardson Electronics, Ltd. business units (i.e., MRI tubes, MRI repair services provided by Powerlink).

•	Employee’s responsibility shall include the following:
o	supporting the sales team with general advice
o	helping the sales team close immediate opportunities
o	offering advice on the closing of big deals and customer strategies
o	helping to maintain existing industry relationships
o	helping the team analyze and secure the inventory needed to support the current and future operations.

•	Employee is not required to travel outside of Employee’s home area.
•	Both parties agree to review this Agreement every six months and mutually agree on any changes.
•	All terms not set forth herein shall remain the same as the Agreement.

Please review the terms and conditions given above, sign this Amendment, keep one copy for your records, and return the other copy to us. Please do not hesitate to contact me should you have any questions or concerns.

Sincerely yours,

Wendy Diddell

COO

I accept the terms and conditions given above.

Signature: /s/ Trey McIntyre  Date of Signature12/18/18

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